Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The St. Paul Travelers Companies, Inc.:

We consent to the incorporation by reference in the registration statements (SEC File No. 33-24575, No. 33-49273, No. 33-56987, No. 333-01065, No. 333-22329, No. 333-25203, No. 333-28915, No. 333-50941, No. 333-50943, No. 333-67983, No. 333-63114, No. 333-63118, No. 333-65726, No. 333-65728, No. 333-84740, No. 333-107698, No. 333-107699, No. 333-114135, No. 333-117726, No. 333-120998 and No. 333-128026) on Form S-8 and (SEC File No. 333-92466, No. 333-92466-01, No. 333-98525, No. 333-98525-01 and No. 333-130323) on Form S-3 of The St. Paul Travelers Companies, Inc. of our reports dated February 23, 2007, with respect to the consolidated balance sheet of The St. Paul Travelers Companies, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statement of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of The St. Paul Travelers Companies, Inc.

/s/	KPMG LLP
KPMG LLP

Minneapolis, Minnesota

February 23, 2007